RESEARCH AND LICENCE AGREEMENT

Between

YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED

a company duly registered under the laws of Israel of PO Box 95, Rehovot 76100, Israel (hereinafter, **"Yeda"**).

And

CELL SOURCE LIMITED a company duly registered under the laws of the State of Israel, Company Number 514669761 having its principal place of business at 23rd Floor, Toyota Tower, 65 Yigal Alon St., Tel-Aviv 67443, Israel (hereinafter, the **"Company"**)

PREAMBLE:

WHEREAS: (A) in the course of research conducted at the Weizmann Institute of Science (**"the Institute"**), under the supervision of Professor Yair Reisner (**"the Scientist"**) of the Department of Immunology, the Scientist arrived at an invention comprising methods of bone marrow transplantation and cell therapy (including anti B-cell lymphoma therapy) utilising VETO cells (**"the Invention"**), all as more fully described in Yeda's Reference nos. 2000-017, 2005-082, 2008-108, 2010-071, 2010-073, 2011-077), as listed in the patent cards attached hereto as **Appendix "A"** (**"the Existing Patent Application"**); and

(B) the Company is: (i) interested in the performance of further research at the

Institute under the supervision of the Scientist in the field of the Invention, as specified in the research program attached hereto, marked **Appendix "B"** (**"the Research Program"** and **"the Research"**); and (ii) willing, subject to and in accordance with the terms and conditions of this Agreement, to finance the performance of the Research in accordance with the budget attached hereto and marked **Appendix "C"** (**"the Research Budget"**); and

(C) Yeda is willing, subject to and in accordance with the terms and conditions of this Agreement, to procure the performance of the Research at the Institute as aforesaid; and

(D) by operation of Israeli law and/or under the terms of employment of the Scientist at the Institute and pursuant to an agreement between the Institute, Yeda and the Scientist, all right, title and interest in and to the Invention and in any results deriving from the performance of the Research at the Institute, vests and shall vest in Yeda; and

(E) subject to and in accordance with the terms of this Agreement, the Company wishes to receive, and Yeda is willing to grant to the Company, a worldwide exclusive licence in respect of the Licensed Information (as hereinafter defined) and under the Patents, for the manufacture, development, sale and provision of products and services for bone marrow transplantation and cell therapy (including anti B-cell lymphoma therapy) (**"Products"**), all subject to and in accordance with the terms and conditions of this Agreement below,

WHEREAS the Company is interested in evaluating the commercial potential of another invention generated under the supervision of the Scientist covered by patents or patent applications entitled: methods of organ transplantation utilising developing embryonic tissue Yeda's Reference no. 2001-073 and 2004-054, (**"the Other Invention"**), as more fully described in the Attached Evaluation and Option Agreement executed in parallel to this Agreement attached hereto and marked Appendix 1;

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES HERETO AS FOLLOWS:

1. PREAMBLE, APPENDICES AND INTERPRETATION

1.1. The Preamble and Appendices hereto form an integral part of this Agreement.

1.2. In this Agreement the terms below shall bear the meanings assigned to them below, unless the context shall indicate a contrary intention:

1.2.1. **"Affiliated Entity"** - shall mean, with respect to any company, corporation, other entity or person (hereinafter, collectively, **"entity"**), an entity which directly or indirectly, is controlled by, or controls, or is under common control with, such entity. For the purposes of this definition, **"control"** shall mean the ability, directly or indirectly, to direct the activities of the relevant entity (save for an ability flowing solely from the fulfillment of the office of director or another office) and shall include, without limitation, the holding, directly or indirectly, of more than 30% (thirty percent) of the issued share capital or of the voting power of the relevant entity or the holding, directly or indirectly, of a right to appoint more than 30% (thirty percent) of

the directors of such entity or of a right to appoint the chief executive officer of such entity;

1.2.2. **"Development Program"** - shall mean, with respect to any Product or Products, a development program specifying the activities and timetable necessary to develop such Products to commercialization, including the performance of toxicological tests, pharmacological and efficacy tests, pre-clinical tests and clinical trials and all steps required for obtaining regulatory approvals from the U.S. Food and Drug Administration (**"the FDA"**) or equivalent regulating authorities in other countries and the development of procedures and facilities for commercial production of such Products, sales projections and proposed marketing efforts;

1.2.3. **"Exchange Rate"** - shall mean, with respect to any amount to be calculated, or which is paid or received in a currency other than US Dollars, the average of the selling and buying exchange rates of such currency (in respect of cheques and remittances) and the US Dollar prevailing at Bank Hapoalim B.M. at the end of business on the date of calculation, payment or receipt, as the case may be;

1.2.4. **"First Commercial Sale"** - shall mean, with respect to any Product in any country, the first commercial sale of such Product in such country after FDA New Drug Approval or equivalent approval in such country has been obtained for such Product;

1.2.5. **"Licence"** - shall bear the meaning assigned to such term in clause 7.1 below;

1.2.6. **"Licensed Information"** - shall mean: (i) the Invention; and (ii) all and any inventions, products, materials, compounds, compositions, substances, methods, processes, techniques, know-how, data, information, discoveries and other results of whatsoever nature discovered or occurring in the course of, or arising from, the performance of the Research;

1.2.7. **"Net Sales"** - shall mean the total amount invoiced by the Company and the total amount invoiced by each Sublicensee in connection with the sale of Products (for the removal of doubt, whether such sales are made before or after the First Commercial Sale of any Product in any country); provided that, with respect to sales which are not at arms-length and/or are not in the ordinary course of business and/or are not according to then current market conditions for such a sale, the term **"Net Sales"** shall mean the total amount that would have been due in an arms-length sale made in the ordinary course of business and according to the then current market conditions for such sale or, in the absence of such current market conditions, according to market conditions for sale of products similar to the Products, in all cases after deduction of:

(i) sales taxes (including value added taxes) to the extent applicable to such sale and included in the invoice in respect of such sale;

(ii) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections or returns of Products previously sold;

(iii) Bad debts recognized by the Company's external auditors according to customary accounting rules;

and provided further that, with respect to sales by the Company and/or a Sublicensee, as applicable, to any Affiliated Entity of the Company or Sublicensee, as the case may be, that the term, **"Net Sales"** shall mean the higher of: (a) "Net Sales", as defined above, with respect to sales which are not at arms-length and/or in the ordinary course of business and/or according to current market conditions; and (b) the total amount invoiced by such Affiliated Entity on resale to an independent third party purchaser after the deductions specified in subparagraphs (i) and (ii) above, to the extent applicable;

1.2.8. **"Patents"** - shall mean: (i) the Existing Patent Application and all patents which may be granted thereon; and (ii) all other patent applications or applications for certificates of invention covering portions of the Licensed Information and all patents or certificates of invention which may be granted thereon; as well as all continuations, continuations-in-part, patents of addition, divisions, renewals, reissues and extensions of any of the aforegoing patents, but excluding patent applications that have been withdrawn or have expired;

1.2.9. **"Research Period"** - shall bear the meaning assigned to such term in clause 2.1 below;

1.2.10. **"Sublicence"** and **"Sublicensee"** - shall bear the meanings respectively assigned to such terms in clause 7.5 below;

1.2.11. **"Sublicensing Receipts"** - shall mean consideration, whether monetary or otherwise, actually received (for the removal of doubt, whether actually received before or after the First Commercial Sale in any country) by the Company for or from the grant of Sublicences and/or pursuant thereto, or in connection with the grant of an option for a Sublicence, except for amounts received by the Company which constitute royalties based on sales of the Products by Sublicensees;

the terms: **"Yeda", "the Company", "the Institute", "the Scientist", "the Invention", "the Existing Patent Application, "the Research Program", "the Research", "the Research Budget"** and **"Products"** - shall bear the definitions assigned to them respectively in the heading or the preamble hereto, as the case may be.

1.3. In this Agreement:

1.3.1. words importing the singular shall include the plural and *vice-versa* and words importing any gender shall include all other genders and references to persons shall include partnerships, corporations and unincorporated associations;

1.3.2. any reference in this Agreement to the term "patent" shall also include any re-issues, divisions, continuations or extensions thereof (including measures having equivalent effect); and

1.3.3. any reference in this Agreement to the term "sale" shall include the sale, lease, rental or other disposal of any Product;

1.3.4. **"including"** and **"includes"** means including, without limiting the generality of any description preceding such terms.

2. PERFORMANCE OF THE RESEARCH

2.1. In consideration of the sums to be paid by the Company to Yeda pursuant to clause 3 below and, subject to the execution of such

payments, Yeda undertakes, subject to clause 2.2 below, to procure the performance of the Research at the Institute under the supervision of the Scientist during the 3 (three) year period commencing on 3rd October, 2011 (**"the Research Period"**). By written agreement of the parties, the Research Period may be extended by such period and upon such terms and conditions as the parties shall so agree.

2.2. If the Scientist shall become incapacitated and cease to be available for the supervision of the performance of the Research, such cessation shall not constitute a breach of this Agreement by Yeda. In the event that the Scientist shall cease to be available as aforesaid, Yeda shall use its reasonable efforts to find from amongst the scientists of the Institute a replacement scientist acceptable to the Company (such acceptance to be in writing, and not to be unreasonably withheld) but no undertaking to find such a replacement is given by Yeda. If no such acceptable replacement scientist can be found within 90 (ninety) days of the Scientist becoming unavailable as aforesaid, then the Company shall be entitled, by written notice to Yeda, to terminate the Research Period, in which event the Research Period and the performance of Research hereunder shall cease at the end of a further period of 15 (fifteen) days from the date of receipt by Yeda of such written notice. In the event of such termination, Yeda shall be released from any obligation to procure the performance of the Research during the period after such termination. The Company shall be released from any obligation to finance the Research in respect of the period commencing at the end of 105 (one hundred and five) days after the unavailability of the Scientist, but without affecting the Licence and all the other terms and conditions of this Agreement which shall remain in full force and effect (save for those relating to the performance and financing of the Research).

2.3. For the avoidance of doubt, it is agreed that nothing in this Agreement shall constitute a representation or warranty by Yeda, express or implied, that any results (including any milestones specified in the Research Program) will be achieved by the Research or that the Licensed Information or any part thereof or any results achieved by the Research are or will be commercially exploitable or of any other value and Yeda furthermore makes no warranties and representations, express or implied, whatsoever as to the Research, any results of the Research or the Licensed Information.

3. <u>FUNDING THE RESEARCH</u>

The Company undertakes to pay to Yeda the Research Budget (in US Dollars) as follows: (i) with regard to the first year of the Research Period (commencing on 3rd October, 2011), the amount of US $800,000 (eight hundred thousand United States Dollars), to be paid in 4 (four) equal 3 (three) monthly non-refundable installments, payable in advance at the beginning of each 3 (three) month period commencing on 3rd October 2011. (ii) with regard to the second and third years of the Research Period, respectively, an amount of US $800,000 (eight hundred thousand United States Dollars) per year in 4 (four) equal 3 (three) monthly non-refundable installments, payable in advance at the beginning of each 3 (three) month period during such year. An invoice in respect of an installment paid as aforesaid shall be issued by Yeda promptly after the receipt by Yeda of such installment. All payments of the Research Budget shall be made by direct wire transfer to Yeda's bank account, the details of which Yeda shall notify to the Company. In the event that the Research Budget for any given year during the Research Period is not fully utilised during such year, the unutilised portion of research funds shall be added to the Research Budget for the following year. Yeda and/or the Institute shall not obtain finance for the Research from other entities, unless such financing has been approved by the Company and provided that such other entities are not granted any rights in respect of the Research and/or the Licensed Information which prejudice any rights granted to the Company under the Licence.

Within 60 days following any capital investment in the Company in excess of US $2,000,000 (two million United States Dollars) and provided that the Company has not paid Yeda by that date the Option Initiation Fee as such term is defined in clause 7.2 of the Evaluation and Option Agreement (Appendix 1), the Company will pay Yeda 20% from such excess investment up to the sum of US $200,000 (Two hundred thousand United States Dollars) (The "**Additional Research Payment**"). The Additional Research Payment shall be allocated by Yeda to support research activities of the Scientist under this Agreement.

4. REPORTING BY YEDA

The Scientist and the Company may work on day to day basis, however, once a month the company and the Scientist will conduct a meeting, whereby the Scientist shall report and inform the Company on the ongoing Research activities and update the Company on the scientific work progress, the Company shall inform Yeda on the time and location of such

meetings and Yeda may send a representative to attend them. In addition:

4.1. Yeda will procure the submission by the Scientist to the Company of: (i) an interim written report on the progress of the Research in each 3 (three) month period during the Research Period, within 60 (sixty) days of the end of each such 3 (three) month period, and of a written report summarizing the results of the Research within 60 (sixty) days of the end of the Research Period; and

4.2. Yeda shall submit to the Company, with respect to each 3 (three) month period of the Research Period, a financial report setting forth the monies received and expended in connection with the Research during such 3 (three) month period. Each report as aforesaid shall be submitted to the Company not later than 30 (thirty) days after the end of the period covered by such report. Charges in respect of Research expenditures shall be made in accordance with the procedures prevailing at the Institute for charging research expenditures to individual projects of applied research.

5. <u>TITLE</u>

All right, title and interest in and to the Licensed Information and the Patents and all right, title and interest in and to any drawings, plans, diagrams, specifications, other documents, models, or any other physical matter in any way containing, representing or embodying any of the aforegoing, vest and shall vest in Yeda and subject to the License as specified herein.

5.1. the Company hereby acknowledges, represents and warrants that:

5.1.1 the Company is aware that the 2008-108 patent was developed and arrived at during the course of and/or as a result of a research financed by the NIH (**"the Grant"**);

5.5.2 the Company has read all of the agreements (including all rules, regulations and other documents attached to or incorporated by reference or otherwise in such agreements) (**"the Grant Agreements"**) regulating the Grant;

5.5.3. the Company agrees to all of the terms and conditions of all of the Grant Agreements; and

5.1.4 this Agreement, and any and all rights granted to the Company under this Agreement with respect to the 2008-108 patent, are fully and expressly subject to the terms and conditions of the Grant Agreements.

6. PATENTS; PATENT INFRINGEMENTS

6.1.

6.1.1. Subject to clauses 6.3 and 6.4 below, Yeda shall prosecute the Existing Patent Application using the outside patent counsel retained by Yeda for such purpose prior to the execution of this Agreement, unless otherwise agreed by the parties in writing, and shall maintain at the applicable patent office any patents issuing from the Existing Patent Application. The Company and Yeda shall consult with one another and cooperate fully with regard to the prosecution of the Existing Patent Application and in maintenance of such patents.

6.1.2. At the initiative of either party, the parties shall consult with one another regarding the filing of patent applications (such term herein to include any provisional patent applications, applications for continuations, continuations-in-part, divisions, patents of addition or renewals, as well as any other applications or filings for similar statutory protection) in respect of any portion of the Licensed Information and/or corresponding to the Existing Patent Application, including the jurisdictions in which such applications should be filed, the timing of the filing of such applications and the contents thereof. Following such consultations, and subject to clauses 6.3 and 6.4 below, Yeda shall retain outside patent counsel that will be approved by the Company, to prepare, file and prosecute patent applications as aforesaid in such jurisdiction or jurisdictions as shall be determined by the parties in consultation as aforesaid. Subject to clauses 6.3 and 6.4 below, Yeda shall also maintain at the applicable patent office any patents granted as a result of any of the above patent applications. The parties agree that their joint policy will be to seek comprehensive patent for all Licensed Information licensed to the Company hereunder. The Company and Yeda shall cooperate fully in the preparation, filing, prosecution and maintenance of such patent applications and patents.

6.2. All applications to be filed in accordance with the provisions of clause 6.1.2 above, shall be filed in the name of Yeda or, should the

law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yeda, and shall be subject to the License as provided herein.

6.3. In the event that, following such consultations between the parties regarding the filing, prosecuting and/or maintenance (as applicable) of patent applications and/or patents pursuant to clauses 6.1.1 and 6.1.2 above, the Company shall not wish to file and/or continue to prosecute a patent application and/or maintain a patent in any country in relation to any part of the Licensed Information (including the Existing Patent Application), then Yeda, in its discretion, may elect to file and/or continue to prosecute such patent application and/or maintain such patent in such country at its own cost and expense. Yeda shall notify the Company in writing of Yeda's election to file and/or continue to prosecute such patent application and/or maintain such patent in such country as aforesaid, at Yeda's expense (such notice, **"the Yeda Notice"**), and, in the event that the Company shall not, within 30 (thirty) days of receipt of the Yeda Notice: (i) reimburse Yeda for all out-of-pocket costs and fees incurred by Yeda until the date of the Yeda Notice (the Yeda Notice to be supported by receipts or other appropriate documents evidencing such costs and fees) in connection with the said patent application (in the preparation and/or filing and/or prosecution of such application) and/or such patent; and (ii) undertake in writing to Yeda to bear all additional and future expenses relating to such patent application and/or patent, then Yeda shall be entitled, at any time after the expiry of the said 30 (thirty) day period after such notice, to terminate the Licence granted to the Company under this Agreement in respect of such patent application and/or of such patent in such country, and to take whatever action it deems fit (in its sole discretion) with respect to such patent application and/or patent.

6.4.

6.4.1. The Company shall bear and pay all costs and fees incurred in the preparation, filing, prosecution and the like of the Existing Patent Application and of all patent applications filed in accordance with the provisions of clause 6.1.2 above (including patent applications corresponding to the Existing Patent Application), and the maintenance at the appropriate patent office and the like of all patents issuing from the Existing Patent Application and all patent applications referred to above.

6.4.2. Unless otherwise instructed by Yeda in writing, the Company shall pay directly to Yeda's relevant outside patent counsel amounts payable by the Company pursuant to this clause 6.4 above or clause 6.3 above.

6.5. Should the Company: (i) determine that a third party is infringing one or more of the Patents; or (ii) be sued on the grounds that the manufacture, use or sale of a Product by it or by a Sublicensee under any of the Patents or using the Licensed Information or any portion thereof infringes upon the patent rights or other intellectual property rights of a third party, then the Company shall, after first having consulted Yeda, be entitled to sue for such infringement or defend such action (as the case may be), and, Yeda may elect, at its own initiative, to join as a party to such action or consent to such joinder (such consent by Yeda may for the removal of doubt, be conditional upon, *inter alia*, the provision by the Company of security, satisfactory to Yeda, for the payment of the expenses or costs referred to in paragraph (a) below) and Yeda shall cooperate and shall use its reasonable efforts to cause the Scientist to cooperate with the Company in prosecuting or defending such litigation, provided that: (a) any expenses or costs or other liabilities incurred in connection with such litigation (including attorneys fees, costs and other sums awarded to the counterparty in such action) shall be borne by the Company, who shall indemnify Yeda against any such expenses or costs or other liabilities, the above without derogating from the provisions of clause 12 below; (b) in the event that Yeda shall be named as a party in any such litigation then Yeda shall be entitled to select its own legal counsel in such litigation, at its own expense, provided that if the legal counsel of the Company faces a conflict of interest in representing Yeda and the Company then the Company shall bear and pay Yeda's reasonable legal counsel expenses. If Yeda elects not to do so, the selection of the legal counsel representing the Company and Yeda shall be made after consultation with Yeda; (c) no settlement, consent order, consent judgment or other voluntary final disposition of such action may be entered into without the prior written consent of Yeda; and (d) if an action is brought against the Company alleging the invalidity of any of the Patents, after consultation with the Company, Yeda shall have the right to take over the sole defence of the action and the Company shall cooperate fully with Yeda in connection with any such action and all related costs and expenses related thereto shall be paid by Yeda. Any recovery in any litigation as aforesaid relating to an infringement shall first be applied to cover costs and thereafter divided 84% (eighty-four percent) to the Company and 16% (sixteen

obliged to take any action to sue for any infringement or to defend any action as referred to in this clause 6.5 above.

6.6. If the Company fails to take action to abate any alleged infringement of a Patent, or to defend any action as aforesaid, within 60 (sixty) days of a request by Yeda to do so (or within a shorter period, if required to preserve the legal rights of Yeda under applicable law), then Yeda shall have the right (but not the obligation) to take such action at its expense and the Company shall cooperate in such action at the Company's expense and, if required under applicable law or contract, to be named as a party to any such action. Yeda shall have full control of such action and shall have full authority to settle such action on such terms as Yeda shall determine. Any recovery in any such litigation shall be for the account of Yeda only.

6.7. If the Company initiates any action pursuant to clause 6.5 above or becomes aware of any action initiated by any third party concerning any alleged infringement, or discovers any allegation by a third party of infringement resulting from the Patents, then the Company shall so notify Yeda promptly in writing, giving full particulars thereof. The Company shall promptly keep Yeda informed and provide copies to Yeda of all documents regarding all such actions or proceedings instituted by or against the Company as contemplated under any of the provisions of clause 6.5.

7. <u>LICENCE</u>

7.1. Yeda hereby grants to the Company, and the Company hereby accepts from Yeda, an exclusive worldwide licence under the Licensed Information and the Patents, for the development, manufacture and sale of the Products (**"the Licence"**) during the period, for the consideration and subject to the terms and conditions set out in this Agreement. For the removal of doubt, no licence is granted hereunder with regard to the Licensed Information and/or the Patents and/or any portion of any of the aforegoing, with respect to any exploitation or activities (including the aforegoing activities) relating to any product or services, other than Products.

7.2. For the removal of doubt, nothing contained in this Agreement shall prevent Yeda or the Institute from using the Licensed Information and the Patents for academic research or other scholarly purposes, provided that during the Research Period and for a period of 2 years thereafter, the Company shall have the right to request an update

from Yeda about any new application related to the Licensed Information discovered or invented by the Scientist in the course of such academic or scholarly research. Such request for an update from Yeda shall be in writing and shuch update shall not occur more than twice annually. Yeda shall provide the requested information within 30 days from receiving written request from the Company. The Company shall have the right to inform Yeda within 90 (ninety) days from receiving the requested information of any such update, whether the Company wishes to commence negotiations to an agreement with respect of further research, development and commercializing of such new application, thereafter Yeda and the Company shall negotiate in good faith the terms of their agreement with 6 (six) months from the Company's response. For the purpose of clarification, Yeda shall not disclose the new application to any third party other than the Company within the said negotiation periods. If the Company does not request any update or if the Company does not inform Yeda of its intention to commence negotiation or negotiations fail, then Yeda shall be free to commercialize the new application to any third party. The Company recognizes that the new application may be subject to right of third parties (non commercial institutions) that provide financing for the academic or scholarly research.

7.3. The Licence shall remain in force in each country with respect to each Product (if not previously terminated in accordance with the provisions of this Agreement) until the later of:

7.3.1. the date of expiry of the last of the Patents in such country covering such Product; or

7.3.2. the date of expiry of a period of 15 (fifteen) years commencing on the date of receipt of FDA New Drug Approval or of equivalent approval for such Product in such country.

For the purposes of clause 7.3.1 above: (i) a Product shall be deemed to be covered by a Patent in any country even after the Patent in such country covering such Product has expired, in the event that, and for so long as, such Product is protected by "Orphan Drug" status (within the meaning of such term under the U.S. Orphan Drug Act), by a Supplementary Protection Certificate (within the meaning of such term under Council Regulation (EU) No. 1768/92) or by any other provisions granting similar statutory protection of such Product in such country; and (ii) for the removal of doubt, "Patent" shall include also patent applications and continuations-in-part.

The Company shall notify Yeda in writing immediately upon the receipt of each such FDA New Drug Approval or of equivalent approval referred to in clause 7.3.2 above, specifying its date, the country in which such approval was obtained and the type of Product in respect of which such approval was obtained.

7.4. Except as provided in section 7.4. A below, a Sublicence under the Licence may be granted by the Company only with the prior written consent of Yeda, which shall not be withheld unreasonably provided that: (i) the proposed Sublicence is for monetary consideration only; (ii) the proposed Sublicence is to be granted in a *bona fide* arms-length commercial transaction; (iii) a copy of the agreement granting the Sublicence and all amendments thereof shall be made available to Yeda, 14 days before their execution and the Company shall submit to Yeda copies of all such Sublicenses and all amendments thereof promptly upon execution thereof; and (iv) the proposed Sublicence is made by written agreement, the provisions of which are consistent with the terms of the Licence and contain, *inter alia*, the following terms and conditions:

7.4.1. the Sublicence shall expire automatically on the termination of the Licence for any reason;

7.4.2. the Sublicensee shall be bound by provisions substantially similar to those in clause 10 below relating to confidentiality binding the Company;

7.4.3. all terms necessary to enable performance by the Company of its obligations hereunder;

7.4.4. that any act or omission by the Sublicensee which would have constituted a material breach of this Agreement by the Company had it been the act or omission of the Company, shall constitute a material breach of the Sublicence agreement with the Company entitling the Company to terminate the Sublicence, and the Company hereby undertakes to inform Yeda forthwith upon receipt of knowledge by the Company of such material breach (provided such breach has not been cured within 30 days after the Company had issued the Sublicensee a written notice with respect hereof) and, at the request of Yeda, and at the Company's cost and expense, to exercise such right of termination;

7.4.5. that the Sublicence shall not be assignable, otherwise transferable or further sublicenseable;

7.4.6. that the Sublicensee shall grant to the Company the right, at reasonable times and upon reasonable notice to the Sublicensee, to send an independent auditor in order to examine those records of the Sublicensee as may be necessary in order to determine the correctness or completeness of any payment made by the Company to Yeda under this Agreement, all without derogating from clauses 9.5 and 9.6 below. The Company shall exercise such audit right at Yeda's written request, but not more than once a year per sublicensee. Yeda or the Company shall bear all costs and expenses related thereto in accordance with clause 9.5 *(mutatis mutandis)*.

7.4.A Yeda's prior written consent to such sublicence shall not be needed if: (i) the Company's shares are traded on a stock exchange located in the European Union, Israel or the United States; or (ii) the sublicense is limited to China and it is granted by the Company to a Chinese Affiliated Entity of the Company; and provided that all the terms under section 7.4 are observed.

7.5. For the purposes of this Agreement, **"Sublicence"** shall mean any right granted, licence given, or agreement entered into, by the Company to or with any other person or entity, permitting any use of the Licensed Information and/or the Patents (or any part thereof) for the development, manufacture and/or sale of Products (whether or not such grant of rights, licence given or agreement entered into is described as a sublicence or as an agreement with respect to the development and/or manufacture and/or sale and/or distribution and/or marketing of Products or otherwise) and the term **"Sublicensee"** shall be construed accordingly. For the removal of doubt, the Company shall not be entitled to grant, directly or indirectly, to any person or entity any right of whatsoever nature to exploit or use in any way the Licensed Information or to develop, manufacture and/or sell the Products or any part of any of the aforegoing, save by way of Sublicence within the meaning of such term in this paragraph above and subject to the conditions of this clause 7 relating to any such grant.

7.6. Nothing contained in this Agreement shall be deemed to be a representation or warranty, express or implied, by Yeda that the Existing Patent Application or any patent applications relating to the Licensed Information or any portion thereof will be granted or that

patents obtained on any of the said patent applications are or will be valid or will afford proper protection or that the Invention or any other portion of the Licensed Information are or will be commercially exploitable or of any other value or that the exploitation of the Patents, the Invention or the Licensed Information will not infringe the rights of any third party.

8. DEVELOPMENT AND COMMERCIALIZATION

8.1. Upon the date of signature of this Agreement, the Company shall submit to Yeda, for its written approval (not to be unreasonably withheld), a Development Program for the development of Products (such Development Program, as approved by Yeda, **"the Initial Development Program"**).

8.2. The Company undertakes, at its own expense, to use best efforts to commercialise the Products and, without derogating from the generality of the aforegoing, to use its best efforts to expedite the commencement of the commercial sale of the Products. For such purpose and without derogating from the generality of the aforegoing, the Company shall: (i) invest in those research and development activities; and (ii) carry out and/or have a third party carry out on its behalf the performance of those trials (including phases I, II and III clinical trials), tests and other works and activities, all as detailed in the Initial Development Program, in accordance with the timetable specified therein. The Company also undertakes to perform all such other tests, works and activities as are detailed in all further Development Programs (if any) submitted and approved pursuant to clause 8.5 below, in accordance with the respective timetables included therein. The Company further undertakes to continue with commercialisation of the Products diligently throughout the period of the Licence.

8.3. The Company shall, after the delivery to, and approval by, Yeda of the Initial Development Program under clause 8.1 above, provide Yeda on June 30 and December 31 of each calendar year with written progress reports (**"Progress Reports"**) which shall include detailed descriptions of the progress and results, if any, of: (i) the tests and trials conducted and all other actions taken by the Company pursuant to the Initial Development Program or any other Development Program delivered and approved pursuant to clause 8.5 below; (ii) manufacturing, sublicensing, marketing and sales during the preceding 6 (six) months; (iii) the Company's plans in respect of the testing, undertaking of trials or commercialisation of

Products for the following 6 (six) months; and (iv) projections of sales and marketing efforts. The Company shall also provide any reasonable additional data that Yeda requires to evaluate the performance of the Company hereunder.

8.4. For the removal of doubt, without derogating from the remaining provisions of this clause 8 or of clause 13.2 below, nothing contained in this Agreement shall be construed as a warranty by the Company that any Development Program to be carried out by it as aforesaid will actually achieve its aims and the Company makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such Development Program.

8.5. Without derogating from the obligations of the Company pursuant to this clause 8 above or from the provisions of clause 13.2 below, in the event that the Company shall wish to develop and/or commercialise Products in addition to those specified in the Initial Development Program, the Company shall inform Yeda in writing, of a further Development Program in respect of such additional Products and the provisions of this clause 8 shall apply also with respect to such further Development Program and to the development and commercialisation of such additional Products, *mutatis mutandis*.

8.6. The Company shall mark, and cause all its Sublicensees to mark, all Products that are manufactured or sold under this Agreement with the number or numbers of each Patent applicable to such Product.

9. <u>ROYALTIES</u>

9.1. In consideration for the grant of the Licence, the Company shall pay Yeda:

9.1.1. a non-refundable one time license initiation payment in the sum of US $210,000 (two hundred and ten thousand United States Dollars) to be paid to Yeda at the date of signature of this Agreement.

9.1.1.A a non-refundable and non-creditable licence fee of US $50,000 (fifty thousand United States Dollars) per year (or part thereof) during the term of this Agreement (**"the Annual Licence Fee"**) to be paid in advance at the beginning of each 1 (one) year period during the term of this Agreement, commencing on the first day after the date of termination or expiry of the Research

Period. For the removal of doubt, the first Annual Licence Fee shall be paid on the first day after the end of the Research Period and thereafter on each anniversary of such date. Notwithstanding, if the Scientist shall cease to be available for the supervision of the performance of the Research, the Annual Licence Fee shall commence upon the fifth anniversary of this Agreement.

9.1.2. a royalty of 4% (four percent) of Net Sales by or on behalf of the Company or any Sublicensees; provided that, in the event that there are any sales of a Product that are not, at the time of such sales, covered by a Valid Patent Claim (as hereinafter defined) in such country, then the royalty rate referred to in this clause 9.1.2 shall, with respect to Net Sales of such Product made in such country during the period such Product is not so covered by a Valid Patent Claim as aforesaid, be reduced to 3% (three percent), such royalties, for the removal of doubt, being payable at such lower rates in respect of the use of the Licensed Information under this Agreement.

For the purposes of this clause 9.1.2, **"Valid Patent Claim"** shall mean: (i) a claim under an issued and unexpired patent which is included in the Patents; or (ii) a claim in a pending patent application (including a provisional application) patent application which is included in the Patents;

9.1.3. 33% (thirty-three percent) of all Sublicensing Receipts; provided that, with respect to those Sublicensing Receipts received pursuant to or in connection with a Sublicence executed after the first anniversary of the date of signature of this Agreement, and subject to the fulfilment of the Company's obligations under this Agreement, the percentage payable in respect of Sublicensing Receipts as aforesaid shall be 16% (sixteen percent).

For the removal of doubt, the Company undertakes that all sales (within the meaning of such term in clause 1.2.7 above) of Products by the Company and each Sublicensee shall be for monetary consideration only.

9.2. In calculating Net Sales and Sublicensing Receipts, all amounts shall be expressed in US Dollars and any amount received or invoiced in a currency other than US Dollars shall be translated into US Dollars, for the purposes of calculation, in accordance with the Exchange

Rate between the US Dollar and such currency on the date of such receipt or invoice, as the case may be. For the removal of doubt, in calculating amounts received by the Company, whether by way of Net Sales or Sublicensing Receipts, any amount deducted or withheld in connection with any such payment on account of taxes on net income (including income taxes, capital gains tax, taxes on profits or taxes of a similar nature) payable by the Company in any jurisdiction, shall be deemed, notwithstanding such deduction or withholding, to have been received by the Company. In the event that the Sublicensing Receipts comprise, in whole or in part, of non-cash consideration (including shares or other securities of the Sublicensee or any other entity), then the Company agrees, promptly upon Yeda's request, to execute and deliver such documents and instruments and do any other acts as may be necessary, so that Yeda receives the percentage share of such non-cash consideration as provided in clause 9.1.3.

9.3.

9.3.1. Amounts payable to Yeda pursuant to this clause 9 shall be paid to Yeda in US Dollars (i) in the case of Net Sales, on a semi annually basis and no later than 30 (thirty) days after January 1st or July 1st of each year, commencing with the first calendar year in which any Net Sales are made or royalties are received by the Company; or (ii) in the case of Sublicensing Receipts, no later than 7 (seven) days after any such Sublicensing Receipts are received by the Company from any Sublicensees.

9.3.2. The Company shall submit to Yeda: (i) no later than 14 (fourteen) days after any Sublicensing Receipts are received, an interim written report setting out amounts owing to Yeda in respect of such Sublicensing Receipts; and (ii) no later than 30 (thirty) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are made or Sublicensing Receipts are received by the Company, a full and detailed report, in a form agreed upon between the Parties, certified as being correct by the chief financial officer of the Company, setting out all amounts owing to Yeda in respect of such previous calendar quarter to which the report refers, and with full details of:

9.3.2.1. (i) the sales made by the Company and Sublicensees, including a breakdown of Net

Sales according to country, identity of seller, currency of sales, dates of invoices, number and type of Products sold;

(ii) the Sublicensing Receipts, including a breakdown of Sublicensing Receipts according to identity of Sublicensees, countries, the currency of the payment and date of receipt thereof;

(iii) deductions applicable, as provided in the definition of "Net Sales"; and

9.4. The Company shall keep and shall procure Sublicensees to keep complete, accurate and correct books of account and records consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Yeda in terms hereof. The Company shall supply Yeda within 6 months from the end of each calendar year, commencing with the first calendar year in which any amount is payable by the Company to Yeda under this clause 9, a report signed by the Company's independent auditors in respect of the amounts due to Yeda pursuant to this clause 9 in respect of the year covered by the said report and containing details in accordance with clause 9.3 above in respect of the quarterly reports. The Company shall require its Sublicensees to, retain the aforegoing books of account for 6 (six) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for 6 (six) years after the end of the calendar year in which such termination becomes effective.

9.5. At Yeda's expense, and not more than once a year, Yeda shall be entitled to appoint representatives to inspect during normal business hours and after it had scheduled the said inspection with the Company, to make copies of the Company's and Sublicensees' books of accounts, records and other documentation (including technical data and lab books) (reinstated) to the extent relevant or necessary for the ascertainment or verification of the amounts due to Yeda under this clause 9. The Company shall take all steps

necessary so that all such books of account, records and other documentation of the Company are available for inspection as aforesaid at a single location of the Company. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yeda in respect of any year of the Agreement in an amount exceeding 5% (five percent) of the amount actually paid by the Company to Yeda in respect of such year then the Company shall (in addition to paying Yeda the shortfall together with interest thereon in accordance with clause 13.4 below), bear the costs of such inspection. The provisions of this clause 9.5 shall survive the termination of this Agreement for whatsoever reason.

10. CONFIDENTIALITY

10.1. The Company shall maintain in confidence all information or data relating to the Patents, the Licensed Information, this Agreement and the terms hereof (hereinafter, collectively referred to as **"the Confidential Information"**), except and to the extent that the Company can prove that any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by the Company or a Sublicensee of this obligation of confidentiality) and except with regard to that portion, if any, of the Confidential Information expressly released by Yeda from this obligation of confidentiality by notice in writing to the Company to such effect. Notwithstanding the foregoing, the Company may disclose to its personnel and Sublicensees the Confidential Information to the extent necessary for the exercise by it of its rights hereunder or in the fulfilment of its obligations hereunder, provided that it shall bind such personnel and such Sublicensees with a similar undertaking of confidentiality in writing. The Company shall be responsible and liable to Yeda for any breach by its personnel or any Sublicensee of such undertakings of confidentiality as if such breach were a breach by the Company itself.

10.2. In addition to and without derogating from the aforegoing, the Company undertakes not to make mention of the names of Yeda, the Institute or any scientists or other employee of the Institute (including the Scientist) or any employee of Yeda in any manner or for any purpose whatsoever in relation to this Agreement, its subject matter and any matter arising from this Agreement or otherwise, unless the prior written approval of Yeda thereto has been obtained.

10.3. Notwithstanding the provisions of clauses 10.1 and 10.2 above, the Company shall not be prevented from mentioning the name of Yeda, the Institute and/or any scientists or other employees of the Institute (including the Scientist) or any employee of Yeda or from disclosing any information if, and to the extent that, such mention or disclosure is to competent authorities for the purposes of obtaining approval or permission for the exercise of the Licence, or in the fulfilment of any legal duty owed to any competent authority (including a duty to make regulatory filings); provided that, any mention or disclosure in a private placement memorandum, a public offering registration statement or any other filing with the United States Securities and Exchange Commission (**"the SEC"**) or similar body in any other Country shall not be deemed fulfilment of a legal duty to a competent authority, and any such mention or disclosure shall be subject to Yeda's consent, which consent shall not be withheld unreasonably. Notwithstanding the aforegoing, the Company shall be permitted to file this Agreement with the SEC or similar body in any other Country if in the opinion of outside counsel to the Company, the filing of this Agreement with the SEC or similar body in any other Country is required by the rules and regulations promulgated by the SEC or similar body in any other Country.

10.4. No termination of this Agreement, for whatever reason, shall release the Company from any of its obligations under this clause 10 and such obligations shall survive any termination as aforesaid.

10.5. Yeda shall maintain in confidence all information received by Yeda from the Company which has been designated by the Company in writing and in advance as confidential, except and to the extent that: (i) any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by Yeda of this obligation of confidentiality) or is released by the Company from this obligation of confidentiality by notice in writing; (ii) Yeda is required to disclose such information in order to fulfill its obligations under this Agreement (including in connection with the filing and prosecution of patent applications in accordance with the provisions of clause 6 above); or (iii) Yeda is required to disclose such information in fulfilment of any legal duty owed to any competent authority. For the removal of doubt, the provisions of this clause 10.5 shall not apply in respect of any information (not being Licensed Information) independently developed at the Institute without reference to the confidential information received from the Company.

10.6. Subject to the terms herein, Yeda shall have the right to allow the scientists of the Institute to publish articles relating to the Licensed Information in scientific journals or posters or to give lectures or seminars to third parties relating to the Licensed Information, on the condition that, to the extent that the information to be published or disclosed is Licensed Information which is not in the public domain, a draft copy of the said contemplated publication or disclosure shall have been furnished to the Company at least 60 (sixty) days before the making of any such publication or disclosure and the Company shall have failed to notify Yeda in writing, within 15 (fifteen) days from receipt of the said draft publication or disclosure, of its opposition to the making of the contemplated publication or disclosure. Should the Company notify Yeda in writing within 15 (fifteen) days from the receipt of the draft contemplated publication or disclosure that it opposes the making of such publication or disclosure because it includes material (which has been specified in said notice) in respect of which there are reasonable grounds (which have also been specified in said notice) requiring the postponement of such publication or disclosure so as not adversely to affect the Company's interests under the Licence, then Yeda shall not permit such publication or disclosure unless there shall first have been filed an appropriate patent application in respect of the material to be published or disclosed as aforesaid or the Company had at least a 15 (fifteen) days period (after such opposition notification) to present to Yeda its arguments regarding the said grounds for such opposition to publication or disclosure but without prejudice to Yeda's sole discretion to accept or reject the request. The Company acknowledges that it is aware of the importance to the researchers of publishing their work and, accordingly, the Company will use its best efforts not to oppose such publications.

10.7. Yeda's obligations under this clause 10 shall terminate upon termination of this Agreement.

11. NO ASSIGNMENT

The Company may not assign or encumber all or any of its rights or obligations under this Agreement or arising therefrom, without the prior written consent of Yeda, which consent may be conditioned by Yeda that any consideration, received by the Company, in respect of assignment as aforesaid shall be deemed to be Sublicensing Receipts and the provisions of clause 9 above shall apply with respect thereto, *mutatis mutandis*). For

the purposes of this clause 11, the merger of the Company with another entity (whether or not the Company is the surviving entity) shall be deemed to be an assignment. Notwithstanding the aforegoing, the Company may assign all of its rights and obligations (other than those undertakings set forth in clause 12A below, it being understood that a breach of clause 12A below by the Company shall constitute a breach of this Agreement by such assignee and that nothing herein shall derogate from the provisions of clause 13.2.3 below) to a wholly-owned subsidiary of the Company, provided that (a) no such assignment shall relieve the Company of its obligations hereunder should such assignee refuse or fail to perform any obligations hereunder that are assigned to it; (b) such assignee confirms in writing (in form and substance satisfactory to Yeda) that it accepts and assumes all the rights and obligations under this Agreement assigned to it by the Company hereunder; (c) such assignee may not further assign its rights and obligations under this Agreement; and (d) it shall be deemed to be a material breach of this Agreement, by the Company and such assignee, should such assignee cease to be a wholly-owned subsidiary of the Company, unless all rights and obligations of such assignee under this Agreement can be, and are, to Yeda's satisfaction, assigned back to the Company.

12. EXCLUSION OF LIABILITY AND INDEMNIFICATION

12.1. Yeda, the Institute and the directors, officers and employees of Yeda and/or of the Institute (hereinafter collectively **"the Indemnitees"**) shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys' fees) of whatever kind or nature caused to or suffered by any person or entity (including the Company or any Sublicensee) that directly or indirectly arise out of or result from or are encountered in connection with this Agreement or the exercise of the Licence, including directly or indirectly arising out of or resulting from or encountered in connection with the development, manufacture, sale or use of any of the Products by the Company, any Sublicensee or any person acting in the name of or on behalf of any of the aforegoing, or acquiring, directly or indirectly, any of the Products from any of the aforegoing, or directly or indirectly arising out of or resulting from or encountered in connection with the exploitation or use by the Company or any Sublicensee of the Licensed Information or any part thereof, including of any data or information given, if given, in accordance with this Agreement.

12.2. In the event that any of the Indemnitees should suffer any damages, claim, demand, liability, loss, cost or expense (including legal costs

and attorneys' fees) as aforesaid in clause 12.1, or shall be requested or obliged to pay to any person or entity any amount whatsoever as compensation for any damages, demand, claim, liability, cost, loss or expense as aforesaid, then the Company shall indemnify and hold harmless such Indemnitees from and against any and all such damages, claim, demand, liability, loss, cost or expense (including attorney's fees and legal costs) of whatever kind or nature as aforesaid. Without limiting the generality of the aforegoing, the Company's indemnification as aforesaid and the exclusion of liability in clause 12.1 above shall extend to product liability claims and to damages, claims, demands, liabilities, losses, costs and expenses attributable to death, personal injury or property damage or to penalties imposed on account of the violation of any law, regulation or governmental requirement.

12.3. The Company shall at its own expense insure its liability pursuant to clause 12.2 above during the period beginning clinical trials and continuing during the entire period that the Licence is in force in any country, plus an additional period of 7 (seven) years. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Products, and shall be subscribed for from a reputable insurance company. The named insured under such insurances shall be the Company, Yeda and the Institute and the beneficiaries thereof shall include also the respective employees, officers and directors of Yeda and the Institute. The policy or policies so issued shall include a "cross-liability" provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least 30 (thirty) days in advance of the expiry or cancellation of the policy or policies. The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the aforegoing, to pay in full and punctually all premiums and other payments for which it is liable pursuant to such policy or policies. The Company shall be obliged to submit to Yeda copies of the aforesaid insurance policy or policies within 14 (fourteen) days of the date of issue of each such policy.

12.4. The provisions of this clause 12 shall survive the termination of this Agreement for whatsoever reason.

12A. UNDERTAKINGS BY THE COMPANY

The Company will, simultaneously with the signature of this Agreement, issue to Yeda a number of shares equal to 8% (eight per cent) of the Company's issued share capital at the date hereof on a Fully-Diluted Basis (such shares, and any additional shares issued to Yeda pursuant to this clause "**the Shares**"). "Fully-Diluted Basis" shall mean after taking into account all issued and outstanding share capital of the Company, all securities issuable upon the conversion of any then-existing convertible securities or loans, the exercise of all outstanding warrants or options and any other right granted to any third party to receive shares in the Company. Yeda's percentage shareholding in the Company as aforesaid shall be preserved and shall be protected against dilution (by way of the issue to Yeda for no consideration of additional shares, fully paid-up), other than dilution due to the issue of options or shares to employees of the Company pursuant to an employee stock option plan of up to 12% (twelve per cent) of the Company's issued share capital at the date hereof on a Fully-Diluted Basis, until after the Company shall have received investment in the aggregate of at least US $3,500,000 (three million, five hundred thousand United States Dollars) in the Company's issued and irredeemable share capital. There shall be attached to the Shares rights no less than those available to any other shareholders of the Company. The Company will provide Yeda, within 30 days of the date hereof, with a copy of its Register of Shareholders showing the abovementioned initial issue of shares to Yeda.

13. TERM AND TERMINATION

13.1. Unless otherwise agreed to in writing, this Agreement shall terminate upon the occurrence of the later of the following:

13.1.1. the date of expiry of the last of the Patents; or

13.1.2. the expiry of a continuous period of 20 (twenty) years during which there shall not have been a First Commercial Sale of any Product in any country.

13.2. Notwithstanding anything to the contrary contained in this Agreement:

13.2.1. If the Company fails to achieve any one of the milestones set forth in sub-clauses (a) to (e) below by the dates specified therefor, Yeda shall be entitled, at its option: (i) to modify the

Licence hereunder so that it is non-exclusive only, by written notice to the Company (any such amendment of this Agreement by Yeda as aforesaid, being effective immediately, the Company's consent thereto (written or otherwise) not being required, notwithstanding the provisions of clause 17.2 below); or (ii) to terminate this Agreement (including the Licence hereunder) by giving the Company 30 (thirty) days' written notice:

(a) within 2 (two) years of the signature of the Agreement to commence Phase I clinical trials with respect to the autologous product (the **"First Product"** as defined in the Development Plan), unless the Company shall have invested, during such 2 (two) year period, an aggregate amount of at least US $2,000,000 (two million United States Dollars) in research and development in respect of such Product;

(b) within 4 (four) years of the signature of the agreement to commence Phase III clinical trials with respect to the First Product, unless the Company shall have invested, during such 4 (four) year period, including the amount set forth in sub-section 13.2.1 (ii)(b) above an aggregate amount of at least US $6,000,000 (six million United States Dollars) in research (other than the Research) and development in respect of such Product;

(c) Within 6 years of the signature of the agreement to receive a FDA or an EMEA approval in respect of at least 1(one) Product.

(d) to achieve commercialization of at least 1 (one) Product within 12 (twelve) months of the date of FDA or EMEA approval

(e) in case a commercial sale of any Product having commenced, there shall be a period of 12 (twelve) months or more during which no sales of any Product shall take place (except as a result of force majeure or other factors beyond the control of the Company).

13.2.2. Without derogating from the aforegoing, Yeda shall be entitled to terminate this Agreement (unless previously terminated in

accordance with the provisions of this Agreement), by written notice to the Company (effective immediately), if the Company challenges the validity of any of the Patents. If any such challenge is unsuccessful, the Company shall (in addition to Yeda's right to terminate pursuant to this clause 13.2.3) pay to Yeda liquidated damages in the amounts of US $8,000,000 (eight million United States Dollars), such liquidated damages being a genuine pre-estimate of the damage that would be incurred by Yeda as a result of any such challenge.;

13.2.3. Without derogating from the aforegoing and from any other remedy available to Yeda for breach of this Agreement by the Company, Yeda shall be entitled to terminate this Agreement by written notice to the Company (effective immediately) if the Company fails to comply with any of the provisions of clauses 12A.1 and 12A.2, within 120 (one hundred and twenty) days of the date of signature of this Agreement.

13.3. Without derogating from the parties' rights hereunder or by law to any other or additional remedy or relief, it is agreed that either Yeda or the Company may terminate this Agreement and the Licence hereunder by serving a written notice to that effect on the other upon or after: (i) the commitment of a material breach hereof by the other party, which material breach cannot be cured or, if curable, which has not been cured by the party in breach within 21 (twenty-one) days (or, in the case of failure by the Company to pay any amount due from the Company to Yeda pursuant to or in connection with this Agreement on or before the due date of payment, 10 (ten) days) after receipt of a written notice from the other party in respect of such breach, or (ii) the granting of a winding-up order in respect of the other party, or upon an order being granted against the other party for the appointment of a receiver, or if such other party passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of such other party, or if a temporary or permanent attachment order is granted on such other party's assets, or a substantial portion thereof, or if such other party shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the aforegoing in this clause 13.3(ii) above under the laws of any jurisdiction occurs in respect of such other party and the order or act as aforesaid is not cancelled within 60 (sixty) days of the grant of such order or the performance of such act.

act as aforesaid is not cancelled within 60 (sixty) days of the grant of such order or the performance of such act.

13.4. Without derogating from any right under law or contract, in addition to any sum awarded to Yeda by a court for any unpaid debt of the Company to Yeda, Yeda shall be entitled to a fixed payment of 10% (ten percent) of the sum awarded by the court. Such additional payment shall be considered as liquidated damages and a genuine pre-estimate of the damage that would be incurred by Yeda as a result of such default in payment.

13.5. In the event Yeda desires to exploit the Licensed Information, or any part thereof, in order to conduct sponsored research with respect to, or pursue commercialisation of, a given Product and the Company has not already submitted to Yeda a Development Program in respect of such Product in accordance with clause 8 above, then:

13.5.1. Yeda shall notify the Company in writing of the Product in respect of which it desires to conduct sponsored research or it desires to commercialise (such notice specifically referring to this clause 13.5), such notice to identify the Product with reasonable specificity and particularity (such Product being **"the Proposed Product"** and such notice being **"the Product Notice"**);

13.5.2. upon receipt of a Product Notice, the Company shall have 3 (three) months to provide Yeda with a Development Program (**"the Product Development Program"**) for the development and commercialisation of the Proposed Product;

13.5.3. in the event the Company fails to provide Yeda with a Product Development Program within the 3 (three) month period referred to in clause 13.5.2 above, Yeda may, by notice in writing, terminate the Licence hereunder in respect of the Proposed Product and Yeda shall be entitled to use the Licensed Information in order to conduct sponsored research with respect to the Proposed Product or to use, or to grant licences to use, the Licensed Information and the Patents to develop, manufacture, sell, offer for sale, import and otherwise distribute the Proposed Product; provided that, any such licence shall be in writing and shall include confidentiality obligations on the licensee similar, *mutatis mutandis,* to those imposed on the Company pursuant to clauses 10.1 to 10.4 above.

use thereof and the Company shall deliver to Yeda all drawings, plans, diagrams, specifications, other documentation, models or any other physical matter in the Company's possession in any way containing, representing or embodying the Licensed Information; and (ii) the Company shall grant to Yeda a non-exclusive, irrevocable, perpetual, paid-up, worldwide licence in respect of the Company's Information. In this clause 13.6 above, the term **"the Company's Information"** shall mean any invention, product, material, method, process, technique, know-how, data, information or other result which does not form part of the Licensed Information, discovered or occurring in the course of or arising from the performance by the Company of the development work pursuant to clause 8 above, including any regulatory filing or approval, filed or obtained by the Company in respect of the Products.

13.7. The termination of this Agreement for any reason shall not relieve the Company of any obligations which shall have accrued prior to such termination.

13.8. In the event that this Agreement shall be terminated, other than by way of termination by Yeda pursuant to clause 13.2.2 or 13.3 above, and that, at any time within 5 (five) years following such termination, Yeda shall grant to a third party a licence in respect of the Company's Information or any part thereof (alone or together with any part of the Licensed Information) and Yeda shall receive in respect of such licence consideration, then, subject to the Company having complied and continuing to comply with all its obligations under this Agreement which remain in existence following termination of this Agreement as aforesaid (including the provisions of clause 13.6 above, Yeda shall pay to the Company 16% (sixteen percent) of the Net Proceeds actually received by Yeda in respect of such a licence, until such time as the Company shall have received, in aggregate, the full amount of the Research Budget actually paid by the Company to Yeda. Yeda shall pay to the Company amounts, if any, payable under this clause 13.8 above, within 30 (thirty) days from the end of each quarter on which the relevant Net Proceeds were received.

For the purpose of this clause 13.8, **"Net Proceeds"** means royalties or other consideration of any kind invoiced by Yeda in respect of such licence (excluding funds for research and/or development at the Institute or payments for the supply of services) after deduction of all costs, fees and expenses incurred by Yeda in connection with such licence (including, without limitation, patent related costs, and all

attorneys fees and expenses and other costs and expenses in connection with the negotiation, conclusion and administration of such licence).

14. NOTICES

Any notice or other communication required to be given by one party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next business day after receipt of confirmation of transmission; or (iii) 10 (ten) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service—it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the parties set out below, or to such other address or addresses as any of the parties hereto may from time to time in writing designate to the other party hereto pursuant to this clause 14:

14.1. to Yeda at:

P.O. Box 95
Rehovot 76100
Attention: *the CEO*
Facsimile: *(08) 9470739*

14.2. to the Company at:

23rd Floor, Toyota Tower,
65 Yigal Alon St., Tel-Aviv 67443

Attention: the CEO
Phone no.:(054)471-1171

15. VALUE ADDED TAX

The Company shall pay to Yeda, all amounts of Value Added Tax imposed on Yeda in connection with the transactions under this Agreement, if any. All amounts referred to in this Agreement shall be exclusive of Value Added Tax.

16. GOVERNING LAW AND JURISDICTION

This Agreement shall be governed in all respects by the laws of Israel and the parties hereby submit to the exclusive jurisdiction of the competent Israeli courts, except that Yeda may bring suit against the Company in any other jurisdiction outside Israel in which the Company has assets or a place of business.

17. MISCELLANEOUS

17.1. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

17.2. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof (including the Memorandum of Understanding between the parties dated February 12, 2002) and, subject to clause 13.2.1(i) above, this Agreement may be amended only by a written document signed by both parties hereto. No party has, in entering into this Agreement, relied on any warranty, representation or undertaking, except as may be expressly set out herein.

17.3. This Agreement may be signed in any number of counterparts, no one of which need be signed by more than one party, and all such copies, when duly executed, shall be considered an original of one and the same document.

17.4. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party's rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

17.5. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. The parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

17.6. Nothing contained in this Agreement shall be construed to place the parties in relationship of partners or parties to a joint venture or to constitute either party an agent, employee or legal representative of the other party and neither party shall have power or authority to act on behalf of the other party or to bind the other party in any manner whatsoever.

17.7. All payments to be made to Yeda hereunder shall be made free and clear of and without any deduction for or on account of any set-off, counterclaim or tax.

All payments to be made to Yeda by the Company under this Agreement shall be made in US Dollars by banker's cheque or by bank transfer to Yeda's bank account, the details of which are as follows: Bank Leumi le–Israel B.M., 200 Herzl Street, Rehovot branch #930, account no. 12370011; swift: LUMIILITTLV, Routing Number: IL010930, IBAN no. IL18 0109 3000 0001 2370 011.

17.8. Each party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

17.9. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person who is not a party to this Agreement.

IN WITNESS WHEREOF the parties hereto have set their signatures as of this 3 October, 2011

for YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED	for CELL SOURCE, INC.
By:	By: YORAM DRUCKER
Title:	Title: CEO
Prof. Mudi Sheves Chairman / Amir Naiberg C.E.O.	Yoram Drucker
	ITAMAR SHIMRAT DIRECTOR
	Cell Source Ltd #514669761 65 Yigal Alon St. Tel Aviv 67443, Israel

Appendix A – Patent Cards

PATENT CARD
2000-017

Title: VETO CELLS EFFECTIVE IN PREVENTING GRAFT REJECTION AND DEVOID OF GRAFT VERSUS HOST POTENTIAL
Inventors: REISNER Yair, MARTELLI Massimo

Country	Application	Publication	Grant	Status
U.S.A	05/01/2000 - 09/477,737	-	6,544,506 - 08/04/2003	Granted
PCT	28/12/2000 - PCT/IL00/00872	12/07/2001 - WO 01/49243	-	Published
European Patent Office	28/12/2000 - 00983473.0	02/10/2002 - 1 244 803	1 244 803 - 22/02/2006	Validated
France	28/12/2000 - 00983473.0	-	1 244 803 - 22/02/2006	Granted
Germany	28/12/2000 - 00983473.0	-	60026166.2 - 22/02/2006	Granted
Italy	28/12/2000 - 00983473.0	-	1 244 803 - 22/02/2006	Granted
Switzerland	28/12/2000 - 00983473.0	-	1 244 803 - 22/02/2006	Granted
United Kingdom	28/12/2000 - 00983473.0	-	1 244 803 - 22/02/2006	Granted
Israel	28/12/2000 - 150440	-	150440 - 31/03/2011	Granted
U.S.A	28/12/2000 - 10/169,028	-	7,270,810 - 18/09/2007	Granted

PATENT CARD
2005-082

Title: UNIVERSAL DONOR-DERIVED TOLEROGENIC CELLS FOR INDUCING NON-SYNGENEIC TRANSPLANTATION TOLERANCE

Inventors: REISNER Yair

Country	Application	Publication	Grant	Status
U.S.A	24/08/2005 - 60/710,679	-	-	Expired
U.S.A	16/03/2006 - 60/782,627	-	-	Expired
PCT	21/08/2006 - PCT/IL2006/000972	01/03/2007 - WO 2007/023491	-	Published
European Patent Office	21/08/2006 - 06796063.3	11/06/2008 - 1 928 479	-	Pending
Israel	21/08/2006 - 189688	-	-	Pending
U.S.A	21/08/2006 - 11/990,628	17/09/2009 - 2009-0232774-A1	-	Pending

PATENT CARD
2008-108

Title: ANTI THIRD PARTY CENTRAL MEMORY T CELLS, METHODS OF PRODUCING SAME AND USE OF SAME IN TRANSPLANTATION AND DISEASE TREATMENT

Inventors:REISNER Yair, OPHIR Eran, EIDELSTEIN Yaki, BACHAR-LUSTIG Esther

Country	Application	Publication	Grant	Status
U.S.A	30/10/2008 - 61/193,137	-	-	Expired
U.S.A	12/06/2009 - 61/213,482	-	-	Expired
PCT	29/10/2009 - PCT/IL2009/001014	06/05/2010 - WO 2010/049935	-	Published
China	29/10/2009 - 200980153053.4	-	-	Filed
European Patent Office	29/10/2009 - 09764302.7	-	-	Filed
India	29/10/2009 - 905/MUMNP/2011	-	-	Filed
Israel	29/10/2009 - 212587	-	-	Filed
Russian Federation	29/10/2009 - PCT/IL2009/001014	-	-	Pre-filing
U.S.A	29/10/2009 - 13/126,472	-	-	Filed

PATENT CARD
2010-071

Title: AN IMMUNOSUPPRESSIVE DRUG COMBINATION FOR A STABLE AND LONG TERM ENGRAFTMENT

Inventors: REISNER Yair, BACHAR-LUSTIG Esther, TCHORSH-YUTSIS Dalit

Country	Application	Publication	Grant	Status
U.S.A	08/09/2010 - 61/380,714	-	-	Filed
PCT	08/09/2011 -	-	-	Filed

PATENT CARD
2010-073

Title: USE OF ANTI THIRD PARTY CENTRAL MEMORY T CELLS FOR ANTI-LEUKEMIA/LYMPHOMA TREATMENT

Inventors: REISNER Yair, LASK Assaf, OPHIR Eran, OR-GEVA Noga, COHEN Adva, Yaki Eiderlstein, Esther Bachar-Lustig, Ran Afik

Country	Application	Publication	Grant	Status
U.S.A	08/09/2010 - 61/380,716	-	-	Filed
PCT	08/09/2011 -	-	-	Filed

PATENT CARD
2011-077

Title: HUMAN CENTRAL MEMORY T CELLS AND USES

Inventors: REISNER Yair, EIDELSTEIN Yaki, OPHIR Eran, LASK Assaf, AFIK Ran, BACHAR-LUSTIG Esther, OR-GEVA Noga

Country	Application	Publication	Grant	Status
U.S.A	08/09/2011 -	-	-	Filed

Appendix B – Research Program

1 Year work Plan

Human experiments

Guiding principle: All the reagents that will be used in the human experiments should have a clinical grade equivalent.

1. Human anti 3rd party CD8+ Tcm (Veto and GVL)

A. Establishment of cell culture protocols for the generation of Human anti 3rd party CD8+ Tcm using three types of 3rd party stimulator cells:
   - EBV transformed B cell lines (p700 GMP) for autologous setting.
   - Single HLA K562 based artificial APC for Allogeneic setting.
   - Monocyte derived Dendritic cells for autologous and Allogeneic settings.

B. Establish an assay and Evaluate anti cancer activity of the newly generated anti 3rd party Tcm cells, in vitro, against leukemia and lymphoma cell lines, alone or in conjunction with chemotherapy drugs.

C. Establish an assay and Evaluate Veto activity of the newly generated anti 3rd party Tcm cells in vitro, alone or in conjunction with immunosuppressive drugs (for example Rapamycin).

D. Establish an assay and Evaluate anti host alloreactivity of the newly generated anti 3rd party Tcm cells in vitro. If required, any residual anti host alloreactivity will be depleted by selective depletion technologies and/or genetic engineering based suicide gene technology

2. Human EBV specific CTLs (Veto and GVL)

A. Establish an assay and Evaluate anti cancer activity of EBV specific CTLs, in vitro, against leukemia and lymphoma cell lines, alone or in conjunction with chemotherapy drugs.

B. Establish an assay and Evaluate Veto activity of EBV specific CTLs, in vitro, alone or in conjunction with immunosuppressive drugs (for example Rapamycin).

C. Establish an assay and Evaluate anti host alloreactivity of EBV specific CTLs, in vitro. If required, any residual anti host alloreactivity will be depleted by selective depletion technologies and/or genetic engineering based suicide gene technology.

3. Mechanisms

A. Study the mechanism of GVL exerted by anti- 3rd party – Tcm in the mouse model, to define other options for improvement of the activity.

B. Study the mechanism of tolerance induction exerted by anti- 3rd party – Tcm in the mouse model, to define the components that abrogate tolerance induction by Tcm in sublethally irradiated conditions and search for synergistic drugs that will allow to overcome this barrier.

C. Identify more potent veto activated CD8 T cells, by sorting for different surface molecule and evaluation for veto activity.

4. Autoimmunity

A. Investigate a possible tolerizing effect of activated CD8 T cells in the syngeneic settings following loading with disease inducing peptides, in order to induce tolerance in several autoimmune models such as: Type 1 Diabetes, EAE, DSS IBD model .

5. 'off-the-shelve' Treg cells

A. Investigate the ability of adoptively transferred mouse anti 3rd party Treg cells following allogeneic bone marrow transplant (BMT) to control graft-vs-host disease (GVHD).

6. Protocols for Tolerance induction by drugs

A. megadose T cell depleted bone marrow transplant under reduced intensity conditioning following high-dose post transplantation Cyclophosphamide in the presence and absence of donor NK T cells.

Appendix C – Research Budget (Year 1)

UPDATED© Approval- Yeda-Reisner

Date	
Company	Yeda
Principal Investigator	Yair Reisner
Research period	2011

Personnel

Name	Position	Total annual salary	% of Employment	Employment term (months)	Project Cost
		$			$
Reisner Yair	Pi	✓229850	65%	12	149,403
Lustig Esther	Pi	✓ 89900	55%	12	49,445
Shezen Elias	Research Assitant	✓ 86580	45%	12	38,961
TBN	Intern	✓ 34067	100%	12	34,067
TBN	Intern	✓34067	100%	12	34,067
					-
					-
					-
					-
					-
					-
Sub Total					305,943
Consumables, chemicals, small equipment					130,267
Animals					93,500
Computers					15,000
Travel					20,000

Fix equipment (please specify)

מאושר תקציבית - פרויקטים
חתימה:
תאריך: 24.8.11

Others (please specify)	
photographic materials,publication communication,graphics duplication workshop, CO@,dry ice liquid N2 equipmnet maintenance	15,000
Net Budget	579,710
WIS Overhead (27.5% of Total, 38% of Net)	220,290
Total Budget (Including Overhead)	800,000

Appendix 1 – Evaluation and Option Agreement

EVALUATION AND EXCLUSIVE OPTION AGREEMENT

Made this 3rd day of October, 2011 (the "**Effective Date**")

By and between

YEDA RESEARCH AND DEVELOPMENT COMPANY LTD.

a company duly registered under the laws of Israel, of

P.O. Box 95, Rehovot, 76100, Israel

("**Yeda**")

and

CELL SOURCE LTD. Company no.: 514669761,

A company duly registered under the laws of Israel, of

23rd Floor, Toyota Tower, 65 Yigal Alon St., Tel-Aviv 67443, Israel

(the "**Company**")

WHEREAS the Company is interested in evaluating the commercial potential of two Inventions (the "**Inventions**") generated under the supervision of Prof. Yair Reisner and other scientists (the "**Scientists**"), at the Weizmann Institute of Science (the "**Institute**"), covered by patents or patent applications entitled:

(i) "METHODS OF TREATING DISEASE BY TRANSPLANTATION OF DEVELOPING ALLOGENEIC OR XENOGENEIC ORGANS OR TISSUES" (Yeda's Ref.:2004-054); and

(ii) "GROWING KIDNEYS: IMMUNE TOLERANCE OF HUMAN AND PIG EMBRYONIC KIDNEYS DURING EARLY STAGES OF ORGANOGENESIS" (Yeda's Ref.: 2001-073);

as more fully described in the patents and patent applications listed in **Appendix A** attached hereto (the patents and patent applications listed in Annex A, together with all corresponding patent applications that will be filed in the future and all patents ensuing therefrom, hereinafter the "**Patents**"); and

(iii) by operation of Israeli law and/or under the terms of employment of the Scientist at the Institute and pursuant to an agreement between the Institute, Yeda and the Scientist, all right, title and interest in and to the Invention and in any results deriving from the performance of the Research at the Institute, vests and shall vest in Yeda

WHEREAS the Company is interested in evaluating the commercial potential of the Inventions ("**the Evaluation**"); and

WHEREAS by operation of Israeli law and/or under the terms of employment of the Scientists at the Institute and pursuant to an agreement between the Institute, Yeda and the Scientists and to a further agreement between Yeda, of the one part and the Scientists of the other part, all right, title and interest of the Institute and the Scientist and to the Inventions and/or the Patents, vest and shall vest in Yeda and constitute a valuable asset of Yeda;

NOW THEREFORE IT IS HEREBY DECLARED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:

1. **Delivery**

Within 14 days of the Effective Date, Yeda shall procure that Prof. Reisner shall deliver to the Company all reasonable information related to the Inventions and/or the Patents, required in order to perform the Evaluation (the "**Proprietary Information**").

2. **Evaluation Period**

The Evaluation shall commence on the Effective Date and shall end no later than 12 (twelve) months thereafter (the "**Evaluation Period**").

3. **Use of Inventions and Patents**

The Company agrees that Inventions, the Patents, and the Proprietary Information, including any part thereof:

3.1. will be used solely for the purpose of the Evaluation;

3.2. will not be used for any commercial purposes, including but not limited to performing contract research, screening compound libraries, producing or manufacturing products for general sale, or conducting research activities that result in any sale, licence or transfer of the Inventions and/or the Patents];

3.3. will not be used in human subjects, in clinical trials, or for diagnostic purposes involving human subjects;

3.4. will be used in compliance with all applicable statutes, laws, treaties, regulations and guidelines including, for example, those relating to research involving the use of animals or recombinant DNA;

3.5. will be used only within the Company's organization and will not be transferred to anyone else.;

4. **Results and Title**

The Company shall provide Yeda with the results of the Evaluation (the "**Results**"). All right and title to the Results, and any Inventions, discoveries or patent applications claiming Inventions made by the Company alone or in collaboration with others through the use of the Inventions, the Patents or the Proprietary Information including or any part thereof ("**New Inventions**") shall vest in Yeda.

5. **Reporting**

The Company shall submit to Yeda a final report specifying all the Evaluation Results within 30 days from the date of completion thereof. In addition, the Company shall furnish Yeda with written reports regarding any New Inventions conceived during the performance of the Evaluation, promptly upon the generation of such New Inventions.

6. **Patents administration**

6.1 Yeda shall be free to file patent applications on any New Inventions and undertakes to notify the Company upon making such filings. All applications in respect of New Inventions will be filed in the name of Yeda or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yeda.

6.2 Yeda shall manage and administrate the prosecution and maintenance of the Patents and the New Inventions using an outside patent counsel retained by Yeda for such purpose prior to the execution of this Agreement. During the term of the Evaluation, Yeda may consult with the Company with regards to the prosecution and maintenance of the Patents and the New Inventions, however, all decisions in this respect will be subject to Yeda's sole discretion.

6.3 As of the Effective Date and during the term of this Agreement, the Company shall bear and pay all on-going costs and fees incurred in the maintenance and/or prosecution and/or filing, and the like of Patents and New Inventions. Unless otherwise instructed by Yeda in writing, the Company shall pay directly to Yeda's relevant outside patent counsel amounts payable by the Company pursuant to this clause 6.2 above.

6.4 In the event that, the Company shall not wish to file and/or continue to prosecute a patent application and/or maintain a patent in any country in relation to any part of the Patents or the New Inventions, or if the Company

fails to pay any part of the on-going patent expenses to the outside patent counsel, as required under clause 6.3 above, then Yeda, in its discretion, may elect to file and/or continue to prosecute such patent application and/or maintain such patent in such country at its own cost and expense and such non-paid patent or patent application shall deemed to be excluded from the scope of this Agreement and in particular from the scope of the option granted to the Company under clause 7 below.

7. **Option**

7.1 The Company shall have the option, for the period of 30 days commencing on the end of the Evaluation Period, to notify Yeda in writing that it wishes to obtain a licence in or to the Patents, the Inventions, the Proprietary Information, the Results and/or any New Inventions (such notification, a "**Notice**"), which terms and conditions shall be substantially similar to the "Research and License Agreement" entered into by the parties on October 3rd,2011, concurrently with this Agreement in connection with Yeda's patent cases: 2000-017, 2005-082, 2008-108, 2010-071, 2011-077 and 2010-073 (the "**R&L Agreement**"). Upon receipt of the Notice by Yeda, and subject to the payment of the Option Initiation Fee, as specified in sub-clause 7.2 below, the parties shall, for a period of sixty (60) days following the date of receipt by Yeda of the Notice (the "**Negotiation Period**"), negotiate, in good faith, the terms of a commercial licence for monetary consideration, in the field of organ transplantation based on similar conditions as the R&L agreement this E&O agreement is attached to. It is being acknowledged that nothing in this clause shall oblige Yeda to enter into such a licence with the Company.

7.2 The option granted to the Company under the provisions of clause 7.1 above, shall only be exercisable after the Company shall then pay to Yeda a fee of US$ 200,000 (two hundred thousands US Dollars) ("**the Option Initiation Fee**"). However, the Company shall be entitled to deduct from the Option Initiation Fee any amount paid to Yeda as Additional Research Payment under the R&L Agreement (as defined in section 3 therein).

7.3 During the term of this Option agreement, Yeda shall refrain from negotiating and/or entering into any agreement, commitment or undertaking with any third party other than the Company with respect to the use of the Patents, the Inventions, the Proprietary Information, the Results and/or any New Inventions for the development, production, market and sale of product in the field of organ transplant;

8. **Ownership by Yeda in Case of Misuse**

While Yeda in no way condones or permits the use of the Patents, the Inventions and/or the Proprietary Information for purposes outside the Evaluation, if they are used for purposes outside the Evaluation, or if the Company otherwise fails to comply with its obligations set forth herein, all information, developments, discoveries, technologies, Inventions and the like arising therefrom, whether

patentable or not, shall, for the avoidance of doubt, automatically be assigned to Yeda and shall be owned solely by Yeda.

9. **Further Assurances**

The Company undertakes, upon Yeda's requests from time to time, to execute and deliver to Yeda all documents, including, without limitation, instruments of transfer and assignment and to take such other steps and render such assistance as Yeda may deem necessary, in order effectively to transfer and assign to Yeda, and vest in Yeda the ownership of any New Inventions or other intellectual property described above.

10. **No Other Licence**

No express or implied licences or any other rights are granted or provided to the Company under the Patents, or any patents, patent applications, trade secrets or other proprietary rights of Yeda. In particular, no express or implied licenses or other rights are granted or provided to use the Inventions, the Patents, the Results, the Proprietary Information, or any New Inventions, or any related patents of Yeda for commercial purposes or for any purposes other than the Evaluation.

11. **No Warranties**

11.1 The Inventions are provided "as is" and Yeda makes no representations or warranties of any kind, either expressed or implied, including, without limitation, warranties of merchantability or fitness for a particular purpose, or that the use of the Inventions will not infringe any patent, copyright, trademark, or other proprietary rights. Without derogating from the foregoing, there are no expressed or implied warranties that the Inventions will meet the Company's requirements.

11.2 The Company acknowledges that:

(i) The Patents were previously licensed to Tissera Inc. ("**Tissera**") under a Research and License Agreement dated October 8, 2003 (as amended by all subsequent amendment thereof) ("**the Tissera License**"). The Tissera License was terminated by a Yeda's notice to Tissera on May 3, 2009 and all rights granted to Tissera in and to the Patents were reverted to Yeda; and

(ii) In April 2008 Prof. Reisner has received an award from the Juvenile Diabetes Research Foundation International ("**JDRF**") in support of a research entitled: "E42 embryonic pig pancreas as a source for transplantation for type 1 diabetes" (the "**Grant**"). The Company hereby declares that it has read and is familiar with all agreements, instructions and

rules of the Grant (the Letter of Award of the JDRF is attached hereto as **Appendix B**) and hereby agrees that any grant hereunder of any rights in and to any Proprietary Information or know-how generated under the Grant (if any) shall be subject to all terms and conditions of the Grant.

(iii) In December 2008 Prof. Reisner has received Belatacept (protein) from Bristol-Myers Squibb Company ("**BMS**") under a Material Transfer Agreement entered into by BMS and the Institute, dated December 12, 2008, for a "Xenotranplantation study investigating the treatment of diabetes using pig embryonic tissue transplanted to primate" and as more fully described therein (a copy of the agreement is attached hereto as **Appendix C**, hereinafter: "**the BMS MTA**"). Any intellectual property, of whatever kind or nature, that was generated under the BMS MTA (if any), is subject to the terms and conditions specified therein, and is expressly excluded from the ambit of this Agreement.

12. **Indemnification by Company**

The Company assumes all liability for damages which may arise from its use of the Inventions and/or the Patents, and/or the Proprietary Information. None of Yeda, the Institute, the Scientists, nor the directors, officers and employees of Yeda or the Institute (collectively, the "**Indemnitees**") will be liable to the Company or any third party for any loss, claim or demand made by the Company, or made against the Company by any other third party, due to or arising from the use of the Inventions, Patents, Results or New Inventions by the Company, or otherwise arising out of this Agreement.

In the event that any of the Indemnitees should suffer any damages, claims, demands, liabilities, losses, costs or expenses, death, personal injury or property damage or to penalties imposed on account of the violation of any law, regulation or governmental requirement (and including legal costs and attorneys' fees) (collectively, "**Damages**") arising out of this Agreement or the breach thereof, including without limitation, use of the Inventions, Patents, Results or New Inventions by the Company or by a third party to which the Company has transferred the Inventions, Patents, Results or New Inventions, or shall be requested or required to pay to any person or entity any amount whatsoever as compensation for any Damages, then the Company shall indemnify and hold harmless such Indemnitees from and against any and all such Damages.

13. **Termination**

13.1. Upon the earlier of: (1) the Company's notice to Yeda that it wishes to terminate the Evaluation Period or that it is not interested in a licence; (2) the expiry of the period set out in clause 7 above for service of the Notice without such Notice having been received by Yeda; or (3) the expiry of the Negotiation Period without the terms of a licence having been agreed as indicated by the signature of a memorandum of understanding in respect thereof, or notice from the Company that it wishes to cease negotiations in respect of such licence, this Agreement shall terminate.

13.2. Without derogating from Yeda's rights hereunder or any other remedy available to it either hereunder or by law, Yeda may terminate this Agreement by written notice to the Company in the event of the winding-up or insolvency of the Company, or upon the commitment of a material breach hereof by the Company, which breach either cannot be cured or, if curable, has not been cured by the Company to the satisfaction of Yeda within 15 (fifteen) days of notification by Yeda to the Company as to such breach.

13.3. Upon termination of this Agreement for whatever reason, the Company will discontinue its use of the Inventions, the Patents, the Results and any New Inventions, , and shall have no rights in or to the Inventions , the Patents, the Results or any New Inventions.

14. **Confidentiality**

The Company shall maintain in confidence the Proprietary Information and any other information related to this Agreement and/or the Inventions and/or the Patents and/or the Results and/or the New Inventions (**"the Confidential Information"**), except and to the extent that the Company can prove that any such information or data (i) is in the public domain at the Effective Date or (ii) becomes part of the public domain thereafter (other than through a violation by the Company of this obligation of confidentiality) or (iii) was already known to the Company at the time of its receipt. Notwithstanding the foregoing, the Company may disclose to its personnel the Confidential Information to the extent necessary for the exercise by it of its rights hereunder or in the fulfilment of its obligations hereunder, provided that it shall bind such personnel with a similar undertaking of confidentiality in writing. The Company shall be responsible and liable to Yeda for any breach by its personnel of such undertakings of confidentiality as if such breach were a breach by the Company itself.

15. **Publication**

Both the Scientists and Yeda shall have the exclusive right to publish, without limitation, any and all Results, New Inventions, findings, reports, and studies arising from the Evaluation as provided under this Agreement. The Company may not make any publications whatsoever arising from the Evaluation without obtaining Yeda's prior written consent in advance.

16. **Choice of Law**

This Agreement shall be governed by and in accordance with the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of laws. For any disputes which cannot be resolved amicably, the parties consent to the exclusive jurisdiction of courts located in Tel Aviv, Israel.

17. **Notices**

Any notice or other communication required to be given by one party to the other under this Agreement shall be in writing and shall be deemed to have been served:

(i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next business day after receipt of confirmation of transmission; or (iii) 10 (ten) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service - it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the parties set out above, or to such other address or addresses as any of the parties hereto may from time to time in writing designate to the other party hereto pursuant to this clause 17.

18. **Survival**

Clauses 4 (Results and Title), 6 (Patent Filing), 8 (Ownership by Yeda in Case of Misuse), 10 (No Other Licence), 11 (No Warranties) 0 (Indemnification by Company), 14 (Confidentiality), 15 (Publication), 16 (Choice of Law) and 17 (Notices) shall survive any termination of this Agreement.

19. **Miscellaneous**

19.1. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

19.2. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof and this Agreement may be amended only by a written document signed by both parties hereto. No party has, in entering into this Agreement, relied on any warranty, representation or undertaking, except as may be expressly set out herein.

19.3. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

19.4. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party's rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

19.5. This Agreement is personal to the parties and may not be assigned by either party other than with the advance written consent of the other.

19.6. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. The parties shall negotiate in good faith in order to agree on the terms of an

alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

19.7. Nothing contained in this Agreement shall be construed to place the parties in a relationship of partners or parties to a joint venture or to constitute either party an agent, employee or a legal representative of the other party and neither party shall have power or authority to act on behalf of the other party or to bind the other party in any manner whatsoever. The relationship between the parties hereto is that of independent contractors.

IN WITNESS WHEREOF, the parties have signed their names effective the Effective Date.

YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED

Signature: ______

Name: ______

Title: ______

Date: ______

Prof. Mudi Sheves, Chairman

Amir Naiberg, C.E.O.

CELL SOURCE LTD.

Signature: Yoram Drucker

Name: YORAM DRUCKER

Title: CEO

Date: 3/10/2011

ITAMAR SHIMRAT

DIRECTOR

3/10/2011

Cell Source Ltd #514659761
65 Yigal Alon St. Tel Aviv
67443, Israel

Appendix A – Patent Cards

PATENT CARD

2001-073

Title: METHODS OF KIDNEY TRANSPLANTATION UTILIZING DEVELOPING NEPHRIC TISSUE

Inventors: REISNER Yair, DEKEL Benny

Country	Application	Publication	Grant	Status
U.S.A	07/09/2001 - 60/317,452	-	-	Expired
PCT	01/09/2002 - PCT/IL02/00722	20/03/2003 - WO 03/022123	-	Published
PCT	04/03/2004 - PCT/IL2004/000217	16/09/2004 - WO 2004/078022	-	Published
PCT	19/01/2006 - PCT/IL2006/000085	27/07/2006 - WO 2006/077592	-	Published
European Patent Office	04/03/2004 - 10154555.6	11/08/2010 - 2 216 033	-	Pending
European Patent Office	04/03/2004 -	-	-	Pre-filing
Israel	01/09/2002 - 160723	-	-	Pending
Israel	04/03/2004 - 170622	-	-	Pending
Israel	19/01/2006 - 184740	-	-	Pending
Mexico	04/03/2004 - PA/a/2005/009380	-	-	Pending
U.S.A	19/01/2005 - 11/037,025	13/10/2005 - US-2005-0226854-A1	7,780,993 - 24/08/2010	Granted
U.S.A	19/01/2005 - 12/777,292	02/09/2010 - 2010-0221270-A1	-	Pending

PATENT CARD

2004-054

Title: METHODS OF TREATING DISEASE BY TRANSPLANTATION OF DEVELOPING ALLOGENEIC OR XENOGENEIC ORGANS OR TISSUES

Inventors: REISNER Yair, DEKEL Benny, EVENTOV-FRIEDMAN Smadar, KATCHMAN Helena, SHEZEN Elias, ARONOVICH Anna, TCHORSH-YUTSIS Dalit

Country	Application	Publication	Grant	Status
U.S.A	04/10/2004 - 60/614,968	-	-	Expired
PCT	02/10/2005 - PCT/IL2005/001059	13/04/2006 - WO 2006/038211	-	Published
European Patent Office	02/10/2005 - 05796118.7	25/07/2007 - 1 809 734	-	Pending
Israel	02/10/2005 - 182363	-	-	Pending
U.S.A	02/10/2005 - 11/664,530	28/01/2010 - 2010-0021433-A1	-	Pending

Appendix B

The JDRF Letter of Award

[attached]

120 Wall Street, 19th Floor
New York, NY 10005
t: (212) 785-9500 f: (212) 785-9595

JDRF Juvenile Diabetes Research Foundation International

dedicated to finding a cure

March 5, 2008

Yair Reisner, Ph.D.
The Weizmann Institute of Science
Herzel Street 1, POB
Rehovot 76100
Israel

Title of Proposal:	E42 embryonic pig pancreas as a source for transplantation in type 1 diabetes
Email:	yair.reisner@weizmann.ac.il
File Number:	17-2008-417
Project Period:	4/1/2008 – 3/31/2010
Budget Period:	4/1/2008 – 3/31/2009

Dear Dr. Reisner:

Congratulations on your new JDRF Award. We have received the materials requested in our letter and will activate your grant on April 1, 2008 for Year 1 of funding.

Prior to activation, we must receive a signed copy of the attached *JDRF Activation Budget Acceptance Form*, indicating you and your institution's acceptance of the award and the terms of the grant as outlined herein, along with the name, email and address of your financial officer. *Please return the signed form immediately.*

PAYMENT OF AWARD
Your initial year of funding is in the amount of $400,000. All payments are made quarterly, beginning April 1, 2008.

Please note the following policies: 1) All payments are made in U.S. dollars; 2) All payments are made by check, ACH or wire transfer; 3) All checks for JDRF awards are made payable to an institution, university, company, fund, or equivalent organizational entity. Under no circumstance will JDRF make checks payable to an individual, whether that person is the principal investigator or someone within the awardees' institution.

ACCEPTANCE OF TERMS
Under the terms of the application, you will be required to submit to JDRF a brief report on a quarterly basis demostrating good effort in progress, independent of outcomes. Submisison of the quarterly report and its approval by JDRF is a necessary condition for the following quarterly payment. A copy of the quarterly report template is attached for your information. An annual review application, which may also include an external scientific review, will also be required. Dr. Julia Greenstein will be your scientific contact and will review the quarterly and annual reports with you. Ms. Sarah Martien will be your administrative contact.

For details pertaining to reports, budget guidelines or special requests please refer to the "information for awardees" section at www.jdrf.org. The acceptance of JDRF's grant indicates your and your institution's agreement to the conditions set forth in this letter.

JDRF is committed to the publication and dissemination of all information and materials developed using JDRF resources. All recipients of JDRF awards must agree to these principles and must take steps in order to facilitate availability of data and samples.

JDRF POLICY ON EXPENDITURES

You and your institution agree to make expenditures for the grant funds in accordance with JDRF's Policy and Procedures Manual and to strictly adhere to the approved amount that is stipulated in the funding letter. Expenses in excess of the awarded amount during the annual funding period will not be allowed, approved, or covered. Overspending is not allowed. You and your institution further agree that JDRF may seek repayment of any grant funds not expended in conformity with these guidelines.

SCHEDULE FOR SUBMISSION OF PROGRESS AND EXPENDITURE REPORTS TO JDRF

Please note that a progress report is due 60 days *prior* to the start of each annual funding period. Further, a financial expenditure report is due within 60 days *after* the end of each funding period. Therefore, for your award, **the first progress report/request for renewal will be due February 1, 2009 and the first financial expenditure report will be due May 31, 2009.** Please note that JDRF must be notified in writing if a position funded by this award has remained vacant for 6 months. The progress report/renewal application and financial report forms are available on our Web site at: www.jdrf.org.

A **final** progress report and financial expenditure report are due within 60 days after completion or termination of your award. Again, please use the forms provided on our website.

***NOTE: Failure to provide the Progress Report or Expenditure Report by the dates indicated will result in a suspension of your award and all payments to you and your institution for all JDRF funded awards will be withheld until the materials are received.**

Continued JDRF funding is contingent upon evaluation of research progress and availability of JDRF research funds.

JDRF POLICY ON AUDITING AWARDS

JDRF reserves the right to audit all expenses related to your award. As a condition of accepting this award, you and your institution agree to maintain books and records documenting the expenditure of the JDRF's grant funds in accordance with customary accounting procedures. You and your institution further agree to make these books and records available to JDRF for review (at JDRF's expense) upon reasonable request.

JDRF POLICY ON INTELLECTUAL PROPERTIES AND ROYALTIES

This award is contingent upon your adherence to JDRF's policy on intellectual property and royalties. This policy statement must be shared with the appropriate administrative official at your institution. Please refer to JDRF website at http://www.jdrf.org/index.cfm?page_id=103235 for intellectual properties and royalties agreement.

PUBLIC ANNOUNCEMENTS AND PUBLICATIONS

Any public announcement by you and your institution regarding your award must be coordinated with JDRF. Please contact Joana Casas, JDRF's National Manager of Media Relations, regarding such announcements (e-mail: mcasas@jdrf.org tel. 212-479-7560). Note that you must also acknowledge JDRF support in any press releases, research publications, or other newsworthy articles that pertain to the funded research, including interviews for newspapers and magazines. Please provide the JDRF's Research Department with a copy of any such publications or articles.

If you need clarification or have any questions, please do not hesitate to contact me. I look forward to working with you.

Sincerely,

Sarah Martien
Grant Administrator, Replacement

Adrianne Wong, Ph.D.
Scientific Program Manager, Replacement

cc: Richard A. Insel, M.D., Executive Vice President of Research

From: "Duenas, Martin" <mduenas@jdrf.org>
To: "Ilana Eyal" <ilanae@wisemail.weizmann.ac.il>
CC: "Martien, Sarah" <SMartien@jdrf.org>, "Igal Nevo" <Igal.Nevo@weizmann.ac...
Date: 17/04/2008 23:12
Subject: RE: JDRF award to Prof. Yair Reisner, Weizmann Institute

Ilana,

By way of this e-mail, and as per our telephone conversation, I agree that JDRF's share in net royalties resulting from commercialization of discoveries made with the support of JDRF of the project mentioned above will be two percent (2%) of net royalties.

This e-mail will be in JDRF files for this award and no further paperwork is needed.

Thank you,
--Martin

Martin A. Duenas
National Director & COO, Research

JDRFI

-----Original Message-----
From: Ilana Eyal [mailto:ilanae@wisemail.weizmann.ac.il]

Sent: Monday, April 07, 2008 10:28 AM
To: Duenas, Martin
Cc: Martien, Sarah; Igal Nevo; m.sheves@weizmann.ac.il; yair.reisner@weizmann.ac.il
Subject: JDRF award to Prof. Yair Reisner, Weizmann Institute

Dear Mr. Duenas,

This email is to follow our phone conversation in which it was agreed that with regards to JDRF policy on intellectual property and royalties for universities and other non profit institutions, JDRF's share in net royalties resulting from commercialization of discoveries made with the support of JDRF within the abovementioned project shall be 2% (two percent) of the net royalties.

As agreed, this agreement shall be in writing.

In my opinion the preferable way is to include a statement to this effect in the letter of award.

Please confirm the above in any manner you deem fit.

We would appreciate receiving your formal approval as soon as possible so that the project can be activated.

Thank you for all your assistance in finalizing this agreement and we look forward to a fruitful collaboration with the foundation.

Best regards,

Ilana

Ilana Eyal, Adv.
Office of the Legal Counsel

Juvenile Diabetes Research Foundation Academic R&D Grant **Grant Application**	Date Submitted: Proposal Type: If renewal, current grant: Resubmission? / Prior App: RFA? / RFA Title:

TITLE OF PROJECT *(Titles exceeding 81 characters, including spaces and punctuation, will be truncated.)*
E42 embryonic pig pancreas as a source for transplantation in type 1 diabet

APPLICANT NAME Reisner Ph.D, Yair	HIGHEST DEGREE(S) Ph.D
POSITION TITLE: Department Head ACADEMIC RANK: Full Professor DIVISION: DEPARTMENT: Immunology E-MAIL ADDRESS: yair.reisner@weizmann.ac.il Tel: +972-8-9344023 Fax: +972-8-9344141	APPLICANT'S CURRENT INSTITUTION Weizmann Institute of Science MAILING ADDRESS *(Street, city, state, postal code, country)* Herzl Street, 1 Rehovot 76100 Israel

PROGRAM ELIGIBILITY INFORMATION: *(Responses to selected fields displayed below. For some grant programs this section may be blank.)*

DATES OF PROPOSED PROJECT *(MM/DD/YYYY)*		PROPOSED BUDGET
From	Through	
1/1/2008	12/31/2009	800,000

Name Weizmann Institute of Science Address PO Box 26 Herzl St. Rehovot 76100 Israel Tel: +972-8-9343822 Fax: +972-8-9344165 EIN 13-1623886 DUNS 600048466	SIGNING OFFICIAL FOR Weizmann Institute of Science Name Nevo, Dr. Igal Title Head office of research grants and projects Address Herzl St. 1 Rehovot 76100 Israel Tel: +972-8-9343822 Fax: +972-8-9344165 E-MAIL ADDRESS igal.nevo@weizmann.ac.il
HUMAN SUBJECTS ☒ No ☐ Yes Human Subjects Assurance No. None IRB Status: IRB Date:	VERTEBRATE ANIMALS ☐ No ☒ Yes Animal welfare assurance no. A5005-01 IACUC Status: Approved IACUC Date: 07/14/07
RECOMBINANT DNA Status: Date:	BIOHAZARDS

APPLICANT ASSURANCE: I certify that the statements herein are true, complete and accurate to the best of my knowledge. I am aware that any false, fictitious, or fraudulent statements or claims may subject me to criminal, civil, or administrative penalties. I agree to accept responsibility for the scientific conduct of the project and to provide the required progress reports if a grant is awarded as a result of this application.	SIGNATURE OF APPLICANT *(In ink. "Per" signature not acceptable.)*	DATE
SIGNING OFFICIAL ASSURANCE: I certify that the statements herein are true, complete and accurate to the best of my knowledge, and accept the obligation to comply with the grantor's terms and conditions if a grant is awarded as a result of this application. I am aware that any false, fictitious, or fraudulent statements or claims may subject me to criminal, civil, or administrative penalties.	SIGNATURE OF SIGNING OFFICIAL *(In ink. "Per" signature not acceptable.)*	DATE
ADDITIONAL SIGNATURE (follow guidelines for required signatures): I certify that the statements herein are true, complete and accurate to the best of my knowledge. DATE	ADDITIONAL SIGNATURE (follow guidelines for required signatures): I certify that the statements herein are true, complete and accurate to the best of my knowledge.	DATE

Applicant: Reisner Ph.D. Yair

Application Contacts

Role	*Financial Officer	Role	Co-PI/PD
Name	Wishnitzer, Ms. Osnat	Name	Freud, Dr Enrique Naftali
Institution	Weizmann Institute of Science	Institution	Schneider Childrens' Hospital
Title	Head of finance division	Title	Head of Pediatric Surgery Dept.
Division	Finance Division	Division	
Dept		Dept	Pediatrics
Address	Herzl St. 1 Rehovot 76100 Israel	Address	Petah Tikva Israel
Tel:	+972-8-9343862 Fax: +972-8-9469217	Tel:	+972-3-9253787 Fax:
E-mail	osnat.wishnitzer@weizmann.ac.il	E-mail	freuden@clalit.org.il
Role	Key Person	Role	Post Doctoral
Name	Hecht, Gil	Name	Rosen, Hava
Institution	Weizmann Institute of Science	Institution	Weizmann Institute of Science
Title	PhD student	Title	Post doctoral
Division	Life Science	Division	Life Science
Dept	Immunology	Dept	Immunology
Address	Herzel St 1 Rehovot 76100 Israel	Address	Herzel St. 1 Rehovot 76100 United States
Tel:	+97289343395 Fax:	Tel:	+97289343395 Fax:
E-mail	hechtg@wicc.weizmann.ac.il	E-mail	Rosen.Hava@weizmann.ac.il
Role	Key Person	Role	
Name	Shezen, Dr Elias	Name	
Institution	Weizmann Institute of Science	Institution	
Title	Assistant Staff Scientist	Title	
Division	Life Sciences	Division	
Dept	Immunology	Dept	
Address	Herzl Street 1 Rehovot 76100 Israel	Address	
Tel:	+972-8-9343281 Fax: +972-8-9344145	Tel:	Fax:
E-mail	elias.shezen@weizmann.ac.il	E-mail	
Role		Role	
Name		Name	
Institution		Institution	
Title		Title	
Division		Division	
Dept		Dept	
Address		Address	
Tel:	Fax:	Tel:	Fax:
E-mail		E-mail	